EXHIBIT 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2017 Second Quarter
Financial Results
EAST AURORA, NY, August 2, 2017 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three and six months ended July 1, 2017. Earnings per share for prior periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 11, 2016. Results include the acquisition of Custom Control Concepts (“CCC”) on April 3, 2017.

	Three Months Ended			Six Months Ended
	July 1, 2017	July 2, 2016	% Change	July 1, 2017	July 2, 2016	% Change

Sales	$151,114	$164,426	(8.1)%	$303,510	$323,956	(6.3)%
Gross profit	$34,150	$44,835	(23.8)%	$72,467	$84,318	(14.1)%
Gross margin	22.6%	27.3%		23.9%	26.0%
SG&A	$22,401	$22,224	0.8%	$44,094	$44,108	0.0%
SG&A percent of sales	14.8%	13.5%		14.5%	13.6%
Income from Operations	$11,749	$22,611	(48.0)%	$28,373	$40,210	(29.4)%
Operating margin %	7.8%	13.8%		9.3%	12.4%
Net Income	$7,685	$14,980	(48.7)%	$19,272	$26,465	(27.2)%
Net Income %	5.1%	9.1%		6.3%	8.2%

Peter J. Gundermann, President and Chief Executive Officer, commented, "Our second quarter was disappointing as a result of continued slippage of programs into the future, but we remain enthusiastic with the significance of these opportunities for when they do come to fruition. For our Aerospace segment, the lull in power and motion sales has continued, even as quoting activity remains robust, and our ambitions for business jet connectivity have not materialized as quickly as we expected. Similarly, although we have received orders for our legacy semiconductor test solution, some significant new programs we have been pursuing in our Test business are now taking longer than anticipated, somewhat reducing our 2017 expectations. However, none of this

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

impacts our confidence in our leading market positions or strategy, and despite current conditions we have solid prospects for 2018 and beyond."
Consolidated Review
Second Quarter 2017 Results
Consolidated sales were down $13.3 million from the same period last year. Aerospace segment sales of $129.5 million were down $13.0 million and Test Systems segment sales of $21.6 million were essentially flat, down $0.3 million.
Consolidated gross margin was 22.6% in the second quarter of 2017 compared with 27.3% in the second quarter of 2016. Consolidated gross margin was negatively affected by lower organic sales volumes coupled with the CCC acquisition having a significantly lower margin profile at this point in its business cycle, compared with the organic business. Organic Engineering and Development (“E&D”) costs were $21.7 million in the quarter, up from $21.4 million of E&D costs in last year’s second quarter. As a percent of sales, organic E&D costs were 14.4% and 13.0% in the second quarters of 2017 and 2016, respectively. CCC incurred E&D costs of $1.2 million since its acquisition.
Selling, general and administrative (“SG&A”) expenses were $22.4 million, or 14.8% of sales, in the second quarter of 2017 compared with $22.2 million, or 13.5% of sales, in the same period last year.
The effective tax rate for the quarter was 27.3%, compared with 30.5% in the second quarter of 2016. The 2017 second quarter tax rate was favorably impacted by the federal research and development tax credit.
Net income was $7.7 million, or $0.26 cents per diluted share.

Year-to-Date 2017 Results
Consolidated sales for the first six months of 2017 decreased by $20.4 million, or 6.3%, to     $303.5 million. Aerospace segment sales were down $14.4 million, or 5.1% year-over-year to $266.4 million, while Test Systems segment sales were down $6.0 million, or 13.9% to
$37.1 million.
Consolidated gross margin was 23.9% in the first six months of 2017 compared with 26.0% in the first six months of 2016. Consolidated gross margin was negatively affected by lower organic sales volumes coupled with CCC's lower margin profile. Organic E&D costs were 14.7% of sales, or $44.6 million, compared with $44.6 million, or 13.8% of sales, in the prior year’s first six months. SG&A expenses were $44.1 million, or 14.5% of sales, in the first six months of 2017 compared with $44.1 million, or 13.6% of sales, in the same period last year.
The effective tax rate for the first six months of 2017 was 26.0%, compared with 30.5% in the first six months of 2016. The tax rate in the first six months of 2017 was favorably impacted by excess tax benefits associated with employee share-based compensation, decreases in foreign tax rates, and the federal research and development tax credit.
Net income for the first half of 2017 totaled $19.3 million, or $0.64 per diluted share.
During the second quarter, the Company repurchased approximately 302,000 shares at an aggregate cost of $9.1 million under its share repurchase program. Since the inception of the program in February 2016, the Company has repurchased approximately 973,000 shares at an aggregate cost of $31.1 million.

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2017 Results
Aerospace segment sales decreased by $13.0 million, or 9.1%, when compared with the prior year’s second quarter to $129.5 million. CCC contributed $3.5 million in sales in the 2017 second quarter.
Electrical Power & Motion sales decreased $13.0 million, or 17.2%, due to lower sales of in-seat and cabin power products. Systems Certification sales decreased by $2.6 million on lower project activity. Avionics sales were up $1.6 million and included the CCC acquisition which more than offset lower antennae sales.
Aerospace operating profit for the second quarter of 2017 was $14.0 million, or 10.8% of sales, compared with $24.9 million, or 17.4% of sales, in the same period last year. Aerospace operating profit was negatively impacted by lower organic sales, $0.9 million operating loss from the CCC acquisition and increased organic E&D costs. Organic Aerospace E&D costs were $19.8 million compared with $19.0 million in the same period last year. CCC incurred E&D costs of $1.2 million during the quarter.
Aerospace orders in the second quarter of 2017 were $134.8 million, for a book-to-bill ratio of 1.04 for the quarter. Backlog was $215.6 million at the end of the second quarter of 2017.

Aerospace Year-to-Date 2017 Results
Aerospace segment sales decreased by $14.4 million, or 5.1%, when compared with the prior year’s first six months to $266.4 million.
Electrical Power & Motion sales decreased $15.9 million, or 10.5%, and Systems Certifications sales decreased $5.0 million, both for similar reasons as in the quarter. These declines were partially offset by $3.3 million higher Avionics sales related to the CCC acquisition, as well as a     $2.7 million increase in sales of Lighting and Safety products.
Aerospace operating profit for the first six months of 2017 was $33.7 million, or 12.7% of sales, compared with $43.5 million, or 15.5% of sales, in the same period last year. Aerospace operating profit was negatively impacted by lower sales volumes and the operating loss from the acquired CCC business. E&D costs for Aerospace were $41.3 million (inclusive of $1.2 million related to the acquired CCC business) and $39.4 million in the first six months of 2017 and 2016, respectively. Aerospace SG&A expense remained consistent at $31.1 million in the first six months of 2017 as compared with 2016.
Mr. Gundermann commented, “We continue to enjoy leading market positions for key product areas in our Aerospace segment. However, our results have been impacted by program timing, comparatively slower wide body retrofit and new build activity, combined with delayed decisions regarding passenger entertainment options. Quoting activity remains very healthy however, and we consider our prospects substantial and wide-ranging. Even so, it looks increasingly like these issues will continue to pose a challenge for our Aerospace business for the remainder of 2017, though feedback from the market suggests that 2018 could be quite strong.”

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2017 Results
Sales in the second quarter of 2017 decreased approximately $0.3 million to $21.6 million compared with the same period in 2016, a decrease of 1.6%. Sales to the Semiconductor market

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

decreased $2.8 million and sales to the Aerospace and Defense market increased $2.5 million compared with the same period in 2016.
Operating profit was $1.4 million, or 6.6% of sales, compared with $1.1 million, or 4.9% of sales, in last year’s second quarter. E&D costs were $2.0 million, down from $2.4 million in the second quarter of 2016. Test Systems SG&A expense decreased to $2.9 million in the second quarter of 2017 compared with $3.2 million in the same period last year.
Orders for the Test Systems segment in the quarter were $23.9 million, for a book-to-bill ratio of 1.11 for the quarter. Backlog was $49.9 million at the end of the second quarter of 2017.

Test Systems Year-to-Date 2017 Results
Sales in the first six months of 2017 decreased 13.9% to $37.1 million compared with sales of
$43.1 million for the same period in 2016, due to lower sales to the Semiconductor market. Sales to the Semiconductor market decreased $5.3 million compared with the same period in 2016.
Operating profit was $1.8 million, or 4.7% of sales, compared with $3.3 million, or 7.6% of sales, in the first six months of 2016. E&D costs were $4.5 million in the first six months of 2017 compared with $5.3 million in the prior year period. SG&A costs declined to $5.9 million in the first six months of 2017 compared with $6.4 million in the same period in 2016.
Mr. Gundermann commented, “We continue to work towards a set of promising programs in both sides of our Test business, but program schedule delays have hurt our 2017 prospects. Still, we expect substantial awards in the second half of 2017 setting up for a solid 2018.”

2017 Outlook
Consolidated sales in 2017 are forecasted to be in the range of $625 million to $645 million, which represents a decline from the previous guidance. Approximately $535 million to $550 million of revenue is expected from the Aerospace segment. Expected revenue for the Test Systems segment was tightened to a range of $90 million to $95 million.
Consolidated backlog at July 1, 2017 was $265.6 million, of which approximately $204.6 million is expected to ship in 2017.
The effective tax rate for 2017 is expected to be in the range of 28% to 31%.
Capital equipment spending in 2017 is expected to be in the range of $21 million to $25 million.
E&D costs are expected to be in the range of $96 million to $99 million including CCC.
Mr. Gundermann concluded, “Our product positions continue to be strong and we enjoy solid relationships with our customers. However, our 2017 expectations have weakened based on feedback from customers regarding timing with anticipated demand. We still expect the second half of the year to be stronger than the first half, but not as strong as we had originally envisioned. The program delays which have moved revenue expectations out of 2017 help build confidence in a stronger 2018. Our focus is to optimize our 2017 results while executing on those opportunities for the future, providing a path to continued growth.”

Second Quarter 2017 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13666375. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, August 9, 2017. A transcript will also be posted to the Company’s Web site once available.

About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries.  Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems.  Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial.  Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.  The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	7/1/2017	7/2/2016	7/1/2017	7/2/2016
Sales	$151,114	$164,426	$303,510	$323,956
Cost of products sold	116,964	119,591	231,043	239,638
Gross profit	34,150	44,835	72,467	84,318
Gross margin	22.6%	27.3%	23.9%	26.0%

Selling, general and administrative	22,401	22,224	44,094	44,108
SG&A % of sales	14.8%	13.5%	14.5%	13.6%
Income from operations	11,749	22,611	28,373	40,210
Operating margin	7.8%	13.8%	9.3%	12.4%

Interest expense, net	1,180	1,056	2,313	2,143
Income before tax	10,569	21,555	26,060	38,067
Income tax expense	2,884	6,575	6,788	11,602
Net income	$7,685	$14,980	$19,272	$26,465
Net income % of sales	5.1%	9.1%	6.3%	8.2%

*Basic earnings per share:	$0.27	$0.51	$0.66	$0.90
*Diluted earnings per share:	$0.26	$0.50	$0.64	$0.87

*Weighted average diluted shares outstanding (in thousands)	30,089	30,226	30,135	30,290

Capital expenditures	$2,983	$3,726	$5,750	$6,176
Depreciation and amortization	$6,289	$6,600	$12,587	$13,146

*July 2, 2016 share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 11, 2016.

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	7/1/2017	12/31/2016
ASSETS
Cash and cash equivalents	$8,268	$17,901
Accounts receivable and uncompleted contracts	120,380	109,415
Inventories	134,423	116,597
Other current assets	14,444	11,160
Property, plant and equipment, net	122,646	122,812
Other long-term assets	15,738	13,149
Intangible assets, net	94,364	98,103
Goodwill	117,565	115,207
Total assets	$627,828	$604,344

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,651	$2,636
Accounts payable and accrued expenses	61,344	60,756
Customer advances and deferred revenue	20,095	23,168
Long-term debt	160,315	145,484
Other liabilities	35,700	34,851
Shareholders' equity	347,723	337,449
Total liabilities and shareholders' equity	$627,828	$604,344

ASTRONICS CORPORATION
Segment Data

(Unaudited, $ in thousands)
	Three Months Ended		Six Months Ended
	7/1/2017	7/2/2016	7/1/2017	7/2/2016
Sales
Aerospace	$129,547	$142,528	$266,374	$281,177
Less Inter-segment	—	(27)	—	(367)
Total Aerospace	129,547	142,501	266,374	280,810

Total Test Systems	21,567	21,925	37,136	43,146
Total consolidated sales	151,114	164,426	303,510	323,956

Operating profit and margins
Aerospace	13,984	24,851	33,738	43,542
	10.8%	17.4%	12.7%	15.5%
Test Systems	1,432	1,074	1,750	3,284
	6.6%	4.9%	4.7%	7.6%
Total operating profit	15,416	25,925	35,488	46,826

Interest expense	1,180	1,056	2,313	2,143
Corporate expenses and other	3,667	3,314	7,115	6,616
Income before taxes	$10,569	$21,555	$26,060	$38,067

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/1/2017	7/2/2016	% change	7/1/2017	7/2/2016	% change	2017 YTD
Aerospace Segment
Commercial Transport	$98,355	$116,423	-15.5%	$208,079	$229,818	-9.5%	68.5%
Military	15,785	13,973	13.0%	30,931	26,254	17.8%	10.2%
Business Jet	10,716	7,707	39.0%	18,251	14,232	28.2%	6.0%
Other	4,691	4,398	6.7%	9,113	10,506	-13.3%	3.0%
Aerospace Total	129,547	142,501	-9.1%	266,374	280,810	-5.1%	87.7%

Test Systems Segment
Semiconductor	7,080	9,848	-28.1%	11,711	16,985	-31.1%	3.9%
Aerospace & Defense	14,487	12,077	20.0%	25,425	26,161	-2.8%	8.4%
Test Systems Total	21,567	21,925	-1.6%	37,136	43,146	-13.9%	12.3%

Total	$151,114	$164,426	-8.1%	$303,510	$323,956	-6.3%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	7/1/2017	7/2/2016	% change	7/1/2017	7/2/2016	% change	2017 YTD

Aerospace Segment
Electrical Power & Motion	$62,597	$75,564	-17.2%	$135,040	$150,957	-10.5%	44.6%
Lighting & Safety	42,646	41,979	1.6%	85,316	82,544	3.4%	28.1%
Avionics	10,940	9,344	17.1%	20,076	16,818	19.4%	6.6%
Systems Certification	2,793	5,391	-48.2%	4,952	9,997	-50.5%	1.6%
Structures	5,880	5,825	0.9%	11,877	9,988	18.9%	3.9%
Other	4,691	4,398	6.7%	9,113	10,506	-13.3%	3.0%
Aerospace Total	129,547	142,501	-9.1%	266,374	280,810	-5.1%	87.7%

Test Systems	21,567	21,925	-1.6%	37,136	43,146	-13.9%	12.3%

Total	$151,114	$164,426	-8.1%	$303,510	$323,956	-6.3%

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Astronics Corporation Reports 2017 Second Quarter Financial Results
August 2, 2017

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Trailing Twelve Months
	10/01/2016	12/31/2016	4/1/2017	7/1/2017	7/1/2017
Sales
Aerospace	$125,179	$128,052	$136,827	$129,547	$519,605
Test Systems	29,920	26,016	15,569	21,567	93,072
Total Sales	$155,099	$154,068	$152,396	$151,114	$612,677

Bookings
Aerospace	$122,821	$113,756	$122,836	$134,822	$494,235
Test Systems	13,694	23,118	24,236	23,944	84,992
Total Bookings	$136,515	$136,874	$147,072	$158,766	$579,227

Backlog*
Aerospace	$233,442	$219,146	$205,155	$215,647
Test Systems	41,785	38,887	47,554	49,931
Total Backlog	$275,227	$258,033	$252,709	$265,578	N/A

Book:Bill Ratio
Aerospace	0.98	0.89	0.90	1.04	0.95
Test Systems	0.46	0.89	1.56	1.11	0.91
Total Book:Bill	0.88	0.89	0.97	1.05	0.95
* During the second quarter, acquisitions added backlog of approximately $5.2 million for the Aerospace segment.

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